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                                                                    Exhibit 11


             UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                     COMPUTATION OF EARNINGS PER SHARE
                     ---------------------------------

              (Amounts in Thousands, Except Per Share Amounts)
                                (Unaudited)


                                                           Nine Months
                                                        Ended September 30,
                                                        -------------------
                                                       1995           1994
                                                       ----           ----
Average number of shares outstanding...........      204,911        205,101

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................          857            530
                                                    --------       --------

Total average number of common and common
  equivalent shares............................      205,768        205,631
                                                    ========       ========

Income from Continuing Operations..............     $440,091       $420,074

Income (Loss) from Discontinued Operations.....      211,525       (129,489)
                                                    --------       --------

Net Income.....................................     $651,616       $290,585
                                                    ========       ========

Earnings per share:

  Income from Continuing Operations............     $   2.14       $   2.04

  Income (Loss) from Discontinued Operations...         1.03          (0.63)
                                                    --------       --------

  Net Income...................................     $   3.17       $   1.41
                                                    ========       ========

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